UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SERVICE AIR GROUP INC.
(Exact name of small business as specified in its charter)

NEW JERSEY	4522	22-3719171
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification No.)

5455 Airport Road South, Richmond, BC, Canada V7B 1B5
(Address of principal executive offices)

5455 Airport Road South, Richmond, BC, Canada V7B 1B5
(Address of principal place of business or intended principal place of business)

Business Filings Incorporated 820 Bear Tavern Road West Trenton, New Jersey, USA 08628	With copies to: Isaac B. Morley 1173 Wimbledon Ridge Lane SLC, UT 84084 Tel: 801-568-3511/Fax: 801-907-7137
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon a practical following the effectiveness of this registration statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. ☐ _____________________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF THE REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered	Proposed maximum Offering price per unit[1]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common stock, $0.0001 par value	5,750,000	$3.00.	$17,250,000.00	$2,030.33
1

The selling shareholders who are affiliates of the Company have determined that they will sell their shares at a fixed price of $3.00 per share until the securities are quoted on the OTC Bulletin Board (or other market or quotation system) and thereafter at prevailing market prices or negotiated prices. Other selling shareholders may sell their shares at different prices.

2

Provided solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, and before deducting approximately $25,000 of offering costs: legal, printing, etc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I - INFORMATION REQUIRED TO BE IN PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U. S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED May 18, 2006

PROSPECTUS

SERVICE AIR GROUP, INC.

5,750,000 SHARES OF COMMON STOCK

5,000,000 Common Shares to be registered & offered by the Company

750,000 Common Shares to be registered & offered by certain Selling Shareholders

Offering price $3.00 per share

This prospectus relates to shares of common stock of SERVICE AIR GROUP, INC. ("SERVICE" or "SERVICE AIR"), a New Jersey corporation, that may be sold from time to time by the Company and for the account of the selling security holders named in this prospectus. SERVICE AIR will not receive any proceeds from sales of the common stock by the selling security holders.

We have been in the development stage since our inception and have not yet begun to produce revenues from operations. We are not yet and may never become profitable. There is currently no trading market for our common stock. We intend to apply for listing on the OTC Bulletin Board following the effectiveness of our registration statement, but there is no guarantee we will be listed, or that a trading market will develop.

Investing in shares of our common stock involves significant risks. YOU SHOULD READ THE DISCUSSION UNDER "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 18, 2006

CONTENTS

Prospectus Summary	5
Risk Factors	7
Use of Proceeds	9
Determination of Offering Price	10
Dilution	10
Selling Security Holders	10
Plan of Distribution	11
Legal Proceedings	12
Directors, Executive Officers, Promoters and Control Persons	12
Security Ownership of Certain Beneficial Owners and Management	13
Description of Securities	13
Interests of Named Experts and Counsel	14
Disclosure of Commission Position on Indemnification	15
Organization Within Last Five Years	15
Description of Business	15
Management Discussion and Analysis	19
Description of Property	20
Certain Relationships and Related Transactions	20
Market for Common Equity and Related Stockholder Matters	20
Executive Compensation	21
Financial Statements	21
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	21
Available Information	22
Forward-Looking Statements	22

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit the offer and sale of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

The following discussion highlights information about our company and the offering. It is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" section, prior to investing in our common stock.

In this prospectus, unless otherwise indicated, “Company,” “we,” “our,” and “us” refer to Service Air Group, Inc., a New Jersey corporation, which is the registrant herein. “You” refers to the reader of this memorandum. "Sellers," "Selling Security Holders," or "Selling Shareholders" refer to certain shareholders of our Company who are registering certain of their shares hereunder. This summary highlights the information contained elsewhere in this memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire memorandum and the documents to which we refer you. You should read the following memorandum together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this memorandum.

Service Air

History. Service Air Group, Inc. (New Jersey) - the Issuer/Registrant

Segway V Corp., was incorporated March 31, 2000, under the laws of the State of New Jersey to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company has been in the developmental stage since its inception till year-end 2003, when it changed its name to Service Air Group, Inc., its present designation. The controlling shares were acquired by the current CFO, his plan was to acquire significant interest in Service Air Group Inc. (Canada), an operating company.

Service Air Group, Inc. (Canada) - the operating company

Service Air Group Inc. - Canada {hereinafter called SAGCA}, was incorporated January 5, 1995, under the provincial laws of British Columbia, Canada. In December 2002, SAGCA secured its first formal general sales (still effective) to provide air cargo services to/from Canada/Hong Kong. The agreement is based on 2 trips per week, gross value of the outstanding contract is US$63,200,000 per annum, per aircraft, for 20+ years, our projected net operating income has been determined to be over 15% of sales. In order to perform our outstanding contractual services, SAGCA need at least two Boeing 747-400 aircraft, to become Canada's first and only, Boeing 747 Freighter, international operator serving primarily the cargo market between North America and Asia. Even though SAGCA has received several letters of intent from several reputable and well-established clients around the globe, anxious to use the services of an air cargo operator to/ from Canada, SAGCA has not undertaken any general sales agreements (other than Hong Kong), until SAGCA becomes fully operative and have aircraft(s) available to serve the clients. On April 1, 2006, SAG entered into an Agreement with SAGCA for an exchange of Stock for Stock, whereby SAG issued to SAGCA 4,125,000 of its restricted common shares, and SAGCA issued to SAG, 4,125,000 of its Class-B, Non-Voting Shares. As per stock exchange agreement, 90% of SAGCA’s NET operating income would be paid to SAG annually, as a permanent inter-company Dividend Policy. SAGCA became operational on Oct 1, 2005 when it launched its ground fleet. SAGCA’s executive offices are located at Vancouver International Airport, 5455 Airport Road South, Richmond, BC, Canada V7B 1B5; our telephone number is 604-233-7727. Our Web site address is www.serviceair.net. Information contained on our Web site does not constitute a part of this memorandum.

Note: Herein, whenever matters relating to the issuance or registration of the common stock are referenced, it will refer to SERVICE AIR (NEW JERSEY). When references are made to operational matters, or the business of international air freight service, those references relate to Service Air (Canada).

The Offering

Common Stock Offered	5,750,000 common shares: • 5,000,000 offered by the Company • 750,000 common shares offered by selling security holders

Common Stock Currently Issued and Outstanding	10,000,000 common shares

Issued and Outstanding Following the Offering	15,000,000 shares, of which only 750,000 of the shares being offered by Selling Shareholders are already issued and outstanding.

Use of Proceeds

The proceeds from the sale of shares by the Company will be used for security deposit to lease or purchase an aircraft and working capital. We will not receive any proceeds from sales by the selling shareholders.

Plan of Distribution

The Company will offer and sell shares through the officers/directors; selling security holders may sell through brokers or in negotiated private transactions. We will not pay any brokerage or underwriting fees of commissions on sales by the selling security holders.

Risk Factors

Investing in our stock involves a high degree of risk, including the risk of total loss of your investment. You should carefully consider each of the risk factors in the following section before purchasing our shares.

Our Officers’ and Directors’ Holdings	Our officers and directors currently hold common stock totaling 9,125,000 shares, or about 96% of the total outstanding.

Trading Market

There is currently no active trading market for our shares. We intend to apply to have our shares quoted on the Over-the-Counter Bulletin Board market of the National Association of Securities Dealers.

RISK FACTORS

An investment in our common stock is highly speculative and subject to a high degree of risk. You may lose money by investing in our common stock; only persons who can bear the risk of the loss of their investment should invest. You should carefully consider the following factors, as well as your own financial circumstances and risk tolerance, in deciding whether to invest in our stock.

WE HAVE A LIMITED OPERATING HISTORY. Service Air has a limited history of operations and profitability; we have limited financial or performance reports available to analyze our financial track records.

MARKET FLUCTUATION. No guarantee can be given as to the success of a business related to the aviation industry, as sudden market fluctuation may change its financial position dramatically.

AIRCRAFT AVAILABILITY. There is a limited number of Boeing 747-400 aircraft in the world; availability of this aircraft type depends on timing and our financial capability to secure the aircraft.

FUTURE DEBT CAPITALIZATION. From time to time, the Company may need to borrow funds from various financial resources reducing net worth; pledge of its assets in part or in whole may also occur.

HUMAN RESOURCES DEPENDABILITY. Company heavily depends on its present and future staff members and may lose and/or not find the right recruits to match its needs for future expansion.

OUR OPERATIONS MAY BE AFFECTED BY FUTURE CHANGES IN INSURANCE LAWS AND

REGULATIONS. At present, our proposed services are not regulated as insurance products, and our marketing reps are not required to be licensed as insurance brokers. However, there is no assurance that state legislatures or the Congress will not in the future seek to bring our products and sales activities under the jurisdiction of insurance regulators. Should that occur, we may face material costs of compliance with the new laws and regulations, and if we cannot comply we may not be permitted to sell our products in certain jurisdictions.

GROWTH DEPENDABILITY. Even though our sales growth forecast is based on a conservative but an in-depth research of the air cargo industry, market conditions may change without notice; the Company may suffer financially with such unpredictable situations.

SUPPLIERS DEPENDABILITY. Similar to other businesses, Service Air’s performance also depends on its suppliers of aircraft, jet fuel, pallets, containers, uniforms, aircraft parts and maintenance.

KEY MANAGEMENT DEPENDABILITY. To perform its services, Service Air depends heavily upon its key officers. Death, disability, accident and/or any/all such incident(s) could cause the cessation of operations of the company for an unknown period, resulting in an adverse impact on the company’s financial position, recruiting and training of additional personnel may reduce this up to a limited level.

BEST EFFORTS RELIABILITY. Service Air management has committed to perform its services under its business plan based on the best efforts only and can not guarantee its success unless being able to take advantage of the positive market trends.

INFORMATION ACCURACY. Service Air management is providing any/all the information; related and supportive documentation based on the best of its knowledge but can not guarantee its accuracy and/or reliability, readers are encouraged to conduct their own due diligence and investigate Service Air prior to any commitment.

EXISTING CONTRACT DEPENDABLITY. Initially, Service Air is depending on only one (Hong Kong) existing service agreement, even though other domestic and international clients have issued their letters of intent to obtain future services from Service Air. There are no guarantees as to signing any other clients.

FUTURE COMPETITION. Presently, there is virtually no competition for Service Air within Canada, however, there could be other carriers in the future to fill the void in the market creating new competition and granting choice for the buyers.

AVIATION INDUSTRY RISKS. Since 9/11, the aviation industry has been suffering economically. Even though Service Air plans to begin operations exclusively as an air cargo carrier, the impact is still effective across the country and around the world.

REGULATION DEPENDABILITY. Governmental rules and regulations may change from time to time without notice, leaving Service Air without the advantage of providing the lift, which is required by current market demand. All aircraft must be certified by an agency of the Canadian Government in a timely manner in order to be operational.

FUTURE LIABILITIES. Presently, there are no outstanding long-term liabilities, claims, court orders or legal actions against Service Air; however, it may come under financial, legal or other unknown liabilities in the future.

ASSET DEPRECIATION. Acquired or to be acquired assets are subject to an annual depreciation reducing NET tangible and/or hypothecation value of the assets.

SALES AND MARKETING. Service Air depends on sales agents, freight forwarders and other brokers for booking cargo freight for its trips to and from Canada/Hong Kong; any miscalculation may result in possible financial losses to the company.

TERRORISM. Since 9/11, the potential for terrorist attacks upon or within aircraft has significantly increased; the aviation industry generally has become subject to worldwide security issues. Since then, insurance premium rates have also increased, affecting airline budgets.

Risks Related to this Offering

We are effectively controlled by our principal shareholders and management, which may limit your ability to influence shareholder matters or to receive a premium for your shares through a change in control. Our executive officers, directors and principal shareholders and their affiliates will own 9,125,000 shares, or about 63%, of the outstanding shares of Common stock upon completion of this offering. As a result, they will effectively control us and direct our affairs, and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these shareholders may conflict with those of other shareholders. This concentration of ownership may also delay, defer or prevent a change in control of our company and some transactions may be more difficult or impossible without the support of these shareholders.

We will need to raise additional financing in the near future to fund our operations, which may not be available to us on favorable terms or at all.

We may need to raise significant additional capital in the near future to fund or expand our operations. We expect that we will need additional funding at some point after approximately 6 months, and potentially sooner, depending on the risks and uncertainties associated with our business and inherent in our rapidly growing and evolving industry. In addition, we may desire to raise additional financing at times when we believe terms are favorable and it is advantageous to our growth strategy.

We will require additional financing to:

•	Acquire/Lease aircraft/equipment;
•	Further expand services that we plan to offer to clients;
•	Fund additional overseas branches/subsidiaries;
•	Hire additional personnel;
•	Respond to competitive pressures; and
•	Working capital

If we raise additional funds through the issuance of equity or convertible debt securities, it will reduce the percentage ownership of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of securities we issue in the future could also impose restrictions on our operations. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, enhance our services or otherwise respond to competitive pressures would be significantly limited.

We have arbitrarily determined the price of the shares.

There is no present market for the shares. The Company, as well as the selling shareholders, has arbitrarily set the price of the shares with reference to the general status of the securities market and other relevant factors. The offering price for the shares should not be considered an indication of the actual value of the shares and is not based on our net worth or prior earnings. We cannot assure you that the shares could be resold by you at the offering price or at any other price.

There is no public market for our securities.

There is currently no public market for any of our securities. We cannot assure you that any such public market will ever develop. Moreover, even if a public market does develop, any sale of our Common Stock may be made only pursuant to an effective registration statement under federal and applicable state securities laws or exemptions from such laws.

We do not intend to pay dividends.

We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from sales by Selling Shareholders. However, of the 5,000,000 common shares to be registered and sold by the Company, the use of net proceeds, after deducting an estimated $25,000 as costs for the offering, is as follows:

•	Deposit for lease/purchase of aircraft(s)	$10,000,000
•	Working Capital (4-months)	$4,975,000
	Total:	$14,975,000

NOTE: management of the Company reserves the right to vary the amount and priority of the use of proceeds, depending on amounts of capital raised, prevailing economic conditions, etc.

DETERMINATION OF OFFERING PRICE

Based on Company’s business plan, financial projections, internal evaluations and analysis, the Company and selling shareholders arbitrarily determined the selling price. Once the shares become eligible for quotation on OTC-BB, we, and the selling shareholders, may sell shares at prevailing market prices or at negotiated prices.

DILUTION

5,000,000 new shares that are the subject of this prospectus are being registered and offered by the Company. An additional 750,000 common shares are being registered and offered by the selling security holders. There are presently 9,473,000 common shares issued and outstanding. If all 5,000,000 new shares are sold pursuant to this offering, there will then be 14,473,000 common shares outstanding. The purchasers of the 5,000,000 new shares offered by the company will have paid $15,000,000, in the aggregate, for those shares. Purchasers of the shares registered hereunder (whether newly issued by the Company, or by the selling shareholders) will suffer immediate dilution of approximately 66%. The existing shareholders will not experience a dilution factor as a result from sales of these newly issued and registered shares; but they will experience an increase in per share value from about $0.01 per share before the offering, to $1.00 per share after the offering.

SELLING SECURITY HOLDERS

We are paying the costs of registering the securities offered by the selling shareholders pursuant to this prospectus, including legal fees, SEC filing fees, and related expenses. We are not paying any costs of selling the shares that may be incurred by the selling shareholders, whether in the form of commissions, underwriting fees, or other transaction cost. The term “selling shareholders” or “selling security holders” includes the shareholders listed below and their respective transferees, assignees, pledgees, donees or other successors who may acquire a beneficial interest in the shares.

Except as indicated in the table, none of the selling shareholders is an executive officer, director, or beneficial owner of more than 10% of our common stock, or otherwise affiliated with us. Transactions in our stock by our affiliates are subject to the provisions of Section 16 of the Securities Act, which provides in part (with certain exceptions) that any profit realized by the purchase and sale, or the sale and purchase, of our stock within any period of less than six months must be forfeited to us (the “short-swing profit rule”). While Section 16 does not limit the ability of the persons to execute buy and sell transactions within a six month period, to the extent (if any) that the rule would apply to sales under this prospectus, those officers, directors and 10% shareholders may decline to sell any portion of the shares offered if such a sale would be disadvantageous under the short-swing profit rule.

The table below shows information regarding the selling shareholders, including:

1.	the number of shares owned by each selling shareholder prior to the offering;
2.	the total number of shares that are being offered by each selling shareholder;
3.	the total number of shares that will be owned by each selling security holder on completion of the offering; and
4.	the percentage of our outstanding common stock that will be owned by each selling shareholder upon completion of the offering if all of the offered shares are sold.

The entries under the columns “Shares Owned After Offering” and “% Owned After Offering” presume that each selling shareholder sells all of the shares offered. However, no selling shareholder is obligated to sell any minimum number of shares on this Offering.

Name of Selling Shareholder	Shares Owned Before Offering	Shares Offered by this Prospectus	Shares Owned After Offering	% Owned After Offering
Service Air Group Inc. (Canada)	4,125,000	250,000	3,875,000	28.5%
Mohammad Sultan	5,000,000	250,000	4,750,000	34.55%
Service Merchants Corp.	250,000	250,000	0	0%

PLAN OF DISTRIBUTION

Shares registered by Company. The 5,000,000 common shares being registered by the Company and offered by this prospectus will be offered through the Company's officers and directors. No commissions or other consideration will be paid to such persons for placing said shares. If the Company decides to use the services of a NASD registered Broker-Dealer, we may be required to pay a negotiated commission for the placement of shares. Paying such commissions by an issuer of securities is normal practice for the securities brokerage industry. We will negotiate the best possible commission rate under prevailing conditions, if it becomes necessary to engage a broker's services. In that event, we will amend our prospectus accordingly.

Shares registered by Selling Shareholders. The 750,000 shares being registered and offered by the selling shareholders are shares that have already been issued to the selling shareholders, or that the selling shareholders have acquired in private transactions. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions: (a) transactions in the over-the-counter market; (b) transactions on a national or regional exchange that lists our common stock; or (c) transactions negotiated privately between the selling shareholders and the purchasers.

Our shares are not currently listed on any exchange or quotation system. We intend to apply to the NASD to have our shares quoted on the Over-the-counter Bulletin Board (“OTC-BB”). Such an event will depend upon the effectiveness of the registration statement we are filing with the U.S. Securities and Exchange Commission and of which this prospectus is a part. Listing on an exchange or the OTC-BB does not ensure that an active market for the shares will develop.

We have agreed to pay the legal, accounting, and miscellaneous costs of registering the common stock offered by the selling security holders, which we estimate to be about $25,000. We will not, however, pay any brokerage commissions or underwriting discounts that the selling shareholders may incur in selling their shares. We know of no existing arrangements or agreements between any selling shareholder and any broker or underwriter, however the shareholders may, at their discretion, enter any such agreement either individually or as a group.

The selling shareholders must comply with regulations relating to distributions of securities by selling shareholders, including Regulation M under the Securities Exchange Act of 1934, which prohibits selling stockholders from purchasing or offering to purchase shares during or in close proximity to the period during which they are selling the same class of shares.

Some states may dictate that requirements relating to registration, exemption, or notification be met before the Company or selling stockholders may sell their shares. In addition, some states may require that the shares be sold only through registered broker-dealers.

LEGAL PROCEEDINGS

We know of no current or threatened legal proceedings involving us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors, executive officers, promoters and control personel (Key Management) of the Company hold over 300 years of combined experience, their details are as follows:

President/CEO - Mr. Jag Dhillon

Jag has over 28 years of experience in the Aviation industry, accumulating over 5000 hours in various aircraft (Pistons/Turbines/Jets). He has owned and managed various successful ground and aviation transportation enterprises.

COO – Mr. Dave Taylor

Dave has over 40 years of experience in the aviation industry including executive positions as President, Air Ontario, Air Jamaica, Sunquest West and Managing Director - Air Canada Cargo. Dave has a respected reputation in both the cargo and passenger aviation communities and brings a wealth of knowledge and expertise to Service Air.

CFO – Mr. Mohammad Sultan

Mohammad has over 18 years of diversified experience in the corporate infrastructure, business development and financing. He has established multiple enterprises in his career and been a self-employed, successful businessman since 1988.

Corporate Controller - Mr. Karl Dhillon

Karl has over 15 years of accounting and finance experience working in service, manufacturing, and financial industries. This includes working at both the field and head office level. Karl has held previous positions as Corporate Controller, Financial Analyst and Treasury Analyst.

VP - Business Development: Asia - Dr. Alfred Wong

Alfred attended the University of Alberta, earned a Bachelor of Science in Biology and Doctor of Dental Surgery. He earned an MBA in International Management from Asia Pacific International University. He currently has his own private dental practice in Vancouver, experience 20 years.

Airport Operations Manager/Safety Officer - Mr. Dennis Mulholland

Dennis commenced his operational ramp experience in 1980. Drawing on this background he was involved in the handling and warehousing of air cargo. Over 17 years has been in the management of air cargo operations representing several domestic and international airlines, experience 26 years.

VP-Finance – Mr. Mahmood Mawji

Mr. Mawji served major automobile dealers as Manager of Banking Centre for over 21 years, holds Bachelor of Commerce from UBC, expert advisor and coordinator in Banking, finance and insurance industries.

Director of Maintenance – Mr. Peter Christian

Peter Christian has served various airlines as a director of maintenance, airworthiness controller and Quality assurance manager, A/C mechanic & Engineer, supervisor and manager for over 34 Years.

Director of Quality Assurance – Mr. Parmjit Rai

Parmjit has served various airlines and educational institutions as a director of maintenance, airworthiness controller and Quality assurance manager, A/C mechanic & Engineer, supervisor and manager for over 26 Years.

Director of Operations – Mr. Wayne Birch

Wayne has served various airlines as a Pilot, Chief Pilot, operations manager, and flight engineer for over 28 Years, his times are: Multiengine Command 6000 Hrs.+ Total command 6500 Hrs.+ Total time 16,000 Hrs.+.

IT/Security – Mr. Ryan Russell

Ryan has worked for several companies preformed security, safety and performance audits, installed and monitored surveillance/recording systems for investigations, streamlining operations and observation for over 13 Years.

Corporate Security - Mr. Ernie Codrington

Ernie came to Service Air in the fall of 2003, bringing with him over 30 years of law enforcement experience. Most recently he was with the British Columbia Department of Transport Commercial Inspection Branch, experience 33 years.

Technical Services Manager – Mr. Anurag Nandan

Anurag has been fascinated with computers since the age of 13, and has rarely seen a day when computers are not involved in his life. After completing his high school diploma, Anurag enrolled in webmaster program at Ai CDIS College. Anu brings a variety of skills which includes Photoshop, Flash, Java, networking, and MCSE training, experience 10 years.

Note: The full board acts as both the audit committee and the compensation committee. The Company intends to seek at least one independent director to serve on the audit committee who qualifies as a “financial expert” pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, and the implementing SEC rules, but has not as yet done so. The key management is in agreement with the Company to participate in its air cargo operations once launched and shall not be interpreted as current employees of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 18, 2006, the beneficial ownership of our common stock (before taking into effect the proposed sale of shares by such shareholders): (i) by each stockholder known by the Company to beneficially own more than 5% of the common stock (ii) by each director of the Company; (iii) by the Company's chief executive officer; and (iv) by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of common stock listed.

Title of Class	Persons or Group	Shares Owned	Percent of Class
Common	Service Air Group Inc. (Canada)	4,125,000	43.54
Common	Mohammad Sultan	5,000,000	52.78
Common	Officers and Directors as a Group		96.32%

We know of no existing arrangements which could, at a subsequent date, result in a change of control of the Company.

DESCRIPTION OF SECURITIES

The shares being offered are our $.0001 par value common stock. Currently, our authorized capital consists of 100,000,000 shares of common stock; we have 20,000,000 preferred stock authorized. As of the date of this prospectus, there were 10,000,000 shares of our common stock outstanding; no preferred stock is issued or outstanding.

Beneficial owners of our common stock are entitled to certain rights and privileges under New Jersey law, our Articles of Incorporation and our Bylaws, as follows:

1.	To cast one vote per share on all matters to be voted upon by the stockholders;

2. Subject to preferences that may be applicable to any outstanding preferred stock, to share ratably in dividends, if any, when and if declared from time to time by the Board of Directors out of legally available funds; and

3. In the event of the liquidation, dissolution or winding up of Service Air, to receive a proportionate share of all assets remaining after payment of liabilities, except that distribution rights of preferred stock then outstanding, if any, will be paid first.

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-takeover Effects of Provisions of Our By-Laws.

Service Air By-laws. Our By-Laws provide that stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 25% of our voting capital stock. Further provisions require a vote of 70% of the shares eligible to vote in order to remove a director from office. These provisions of the By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and discourage certain types of transactions that may involve an actual or threatened change of control. Such provisions could have the effect of discouraging others from making tender offers for the common stock and, as a consequence, may also inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts.

New Jersey General Corporation Law ("NGCL"). The terms of the NGCL apply to the Company since it is a New Jersey corporation. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles and By-laws do not exclude the Company from such provisions of the NGCL. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests:

•	Limitations on voting rights of a person who acquires a controlling interest in a New Jersey corporation.
•

Limitations on certain business combinations with interested stockholders, unless the combination is approved by a majority of the corporation’s directors prior to the interested stockholder acquiring his or her shares.

•

Enabling a corporation’s board of directors to create and issue rights or options to purchase any class of the company’s equity stock. Such an issuance may be used to prevent or discourage a change of control of the Company.

•

Permitting a company's board of directors to determine whether a change in control or proposed business combination is in the best interests of the corporation, and to take action to continue the corporation’s independence if it so chooses.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We retained Staley, Okada & Partners to audit our financial statements for the year-end 2003, 2004 and 2005, their firm or employees do not possess any material interest in the company.

Isaac B. Morley, Esq., has provided us with an opinion of counsel regarding the legality of the shares to be sold using this prospectus. Isaac B. Morley, Esq., holds no material interest in our Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our directors and officers are indemnified as permitted by the NGCL and provided in our Articles of Incorporation and By-Laws. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against Securities Act liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Description of Business” below.

DESCRIPTION OF BUSINESS

ITEM 1. BUSINESS

INTRODUCTION

SAGCA is a conditionally licensed, commercial, international, dedicated cargo airline. SAGCA became operational on OCT 1, 2005 when it launched its ground fleet with highway-Tractors, presently hauling within Canada/USA for 2 national carriers. In December 2002, SAGCA secured its first formal general sales agreement (still effective) to provide air cargo services to/from Canada/Hong Kong. The agreement is based on 2 trips per week, gross value of the outstanding contract is US$63,200,000 per annum, per aircraft for 20+ years, as per our business plan, our projected net operating income has been determined to be over 15% of sales. In order to perform contractual services, SAGCA needs two Boeing 747-400 aircraft, to become Canada's first and only, Boeing 747 Freighter operator, international operator serving primarily the cargo market between North America and Asia. Even though SAGCA has received several letters of intent from several reputable and well-established clients around the globe, anxious to use the services of an all air cargo operator to/ from Canada, SAGCA has not undertaken any sales agreement (other than Hong Kong), until SAGCA becomes fully operative and has aircraft available to serve the clients.

PURPOSE OF SERVICE

Our Purpose of Service is to represent Canada and become the #1 international airfreight service provider in Canada. Our corporate culture will promote Canadian values of quality, reliability, trustworthiness and innovation. Service Air will hub cargo through Canadian airports for distribution throughout the America’s and Asia.

SERVICE STRATEGY

According to Boeing forecasts (Boeing World Air Cargo Forecast 2000/2001), long term annual air cargo growth is expected to average 6.4% per year. However, North America to Asia markets will exceed the world average with approximately 7.7% annual growth. Air trade associated with Asia is forecast to comprise 52% of the world total market by 2019.

The freighter fleet is predicted to double over the next 20 years, with wide-body freighter’s anticipated to represent more than 90% of the total capacity. Wide-body ACMI international traffic has shown a 21% annual increase since 1990 and now carries 9% of the world's air cargo.

Angela Gittens, aviation director at the Miami-Dade Aviation Department, sees a brighter air cargo future ahead because the fundamental rules of consumer demand still apply. "People are impatient: They want things when they want them," she says. "That consumer corps will pay a premium for speedy transit as part of purchase prices, want the latest fashion and tastiest fruits, wherever they are produced and virtually regardless of what it takes to move them to market."

Statistics released by Hong Kong's Airport Authority in August showed that since January 2001, 1.132mn tonnes of cargo has been handled at the airport, a drop of 8% over the same period last year. Cargo remained weak in July with total shipments down by 14.2% year-on-year. There was a total of 10,770 cargo flight movements in the Jan-July 2001 period, an increase of 12.3% over the same period last year. The Airports Council International's (ACI) latest figures for March 2001 show that cargo volume handled in Asia Pacific had contracted by 2%, North America by 9%, Africa by 10%, while it rose slightly higher in Europe by 1%. ACI said cargo throughput consistently showed its sensitivity to the prevailing economic environment. Almost two-thirds of the top 30 airports saw a drop in traffic for March 2001, notably the top four cargo airports: Memphis -5%, Los Angeles -9%, Hong Kong -3%, Tokyo -7%. Bucking the trend were Beijing with a 12% increase, Miami 9% and Frankfurt 7%.

Meanwhile, freight traffic on the international scheduled services of IATA airlines declined in the second quarter resulting in a cumulative growth for the first half of minus 3%. Passenger traffic growth fell from a year-on-year rate of around 10% in January, to little more than 1% in June for a cumulative rate of slightly less than 3% for the first 6 months. During the first six months of 2001, total traffic (passengers plus freight) grew by only 0.5%, against a total capacity increase of 4%.

The Yearbook of the Association of European Airlines (AES), which was released in July in Brussels, records the performance of European airlines in 2000. The year was profitable one for the association as a whole, but by the narrowest of margins. Even with record load factors, the airlines collectively only barely just covered costs. "Once again, the figures reveal the precarious financial health of our sector. If, with record load factors, we can collectively only just cover our costs by the smallest of margins, there is something wrong within the industry. In terms of our economics, we have no 'comfort zone'. I can well imagine, with load factors decreasing sharply in 2001, we are right now falling well short of the break-even mark," said AEA Secretary General Karl-Heinz Neumeister. Cargo carried by European carriers rose by 10.6% in 2000, to 5mn tonnes. The US remained top market for cargo with 30% of total AEA uplift. Inbound US shipments outpaced outbound by 30%. Among the top cargo markets for 2000, showing increases, were Japan 13.7%, India 26.6%, Hong Kong 25%, South Africa 8.1%, and China 25.6%. AES member airline Lufthansa carried 1.1mn tones, of which 57% was on all-cargo services; British Airways carried 727,000 tones, 12% on all-cargo services; Air France carried 669,000 tones, 52% on all-cargo; KLM carried 538,000 tones, 12% on all-cargo; and Swissair carried 350,000 tones, 6% on all-cargo. Luxembourg-based cargo airline, Cargolux, handled 455,000 tones.

GLOBAL SOURCING AND SELLING

As the world's economy becomes more fully integrated, and as barriers and borders to trade continue to decrease, companies are sourcing and selling globally. They obtain components from Southeast Asia, assemble them in Latin America and sell them in the United States. This, in turn, has opened multiple legs of transportation on both the in-bound "sourcing" side as well as the out-bound "selling" side. With potential customers in 210 countries, we expect SERVICE AIR to become a major facilitator in this supply chain because of its global reach, express services and information capabilities.

RAPID GROWTH OF HIGH-TECH AND HIGH-VALUE-ADDED BUSINESSES

SERVICE believes that the high-tech and high-value-added goods sector will continue to experience strong growth as a percentage of total economic activity. Information technology alone now contributes more than one-third of real economic growth in the United States. In 1997, the high-tech electronics industry was both the largest U.S. exporter and the largest U.S. importer. U.S. exports of high-tech goods has risen 96% since 1990. The high-value-added sector, however, is broader, including pharmaceuticals, automotive, electronics, aviation and other goods with high value per pound.

ACCELERATION OF THE SUPPLY CHAIN

The third major trend affecting the "Network Economy" is the increase of fast-cycle logistics. Companies of varying sizes, particularly in industries experiencing rapid obsolescence, are increasing productivity, efficiency and profitability through sharply increased supply chain velocity. A supply chain is the series of transportation and information exchanges required to convert raw materials into finished, delivered goods. Managing inventory at rest is unprofitable. Warehouses, for example, are expensive ways to ensure the availability of goods. SERVICE believes in substituting real-time information to manage inventory in motion, thereby enabling customers to reduce overhead and obsolescence while speeding time-to-market. We believe that the future of logistics will not be in brick-and-mortar warehouses, but in providing information-intensive services that increase the value, visibility and velocity of the goods in customers' supply chains.

RAPID GROWTH OF BUSINESS-TO-BUSINESS E-COMMERCE

While there has been significant press recently about the expected growth of consumer purchases over the Internet, the business-to-business e-commerce marketplace is substantially larger than the business-to-consumer e-commerce marketplace. Business-to-business e-commerce is estimated to be over $100 billion in sales in 1999 and to exceed the trillion sales marks by 2003.

While the "Network Economy" is global, high-tech, fast-cycle and networked through e-commerce, and SERVICE management believes that the Company's global portfolio of services, technology and information is well configured to the dynamics of this new economy, the Company's actual results may vary depending upon such important factors as the impact of competitive pricing changes, customer responses to yield management initiatives, changing customer demand patterns, the timing and extent of network refinement, actions by the Company's competitors, including capacity, economic fluctuations, regulatory matters, fuel supplies, environmental and employee considerations.

COMPETITION

Virtually, we have no direct competition in the areas of general freight and specialty cargo in Canada serving as a dedicated cargo airline. Other express package concerns, principally Federal Express ("FedEx"), United Parcel Service of America, Inc. ("UPS"), Airborne Express, DHL Worldwide Express, passenger airlines offering package express services, regional express delivery concerns, airfreight forwarders and the United States Postal Service may utilize Service Air as their sub-contractors but are not our competition. Service Air's principal competitors in the international market are all-cargo airlines.

REGULATION AND LICENSURE

Under the Canadian Aeronautics Act, both Transport Canada (TC) and the Canadian Transportation Agency (CTA) exercise regulatory authority over Service Air. The CTA's authority relates primarily to economic aspects of air transportation. The CTA's jurisdiction extends to aviation route authority and to other regulatory matters, including the transfer of route authority between carriers. Service Air holds various approvals issued by the CTA, authorizing Service Air to engage in Domestic Canada and international air transportation of cargo on a worldwide basis. Service Air 's international authority permits it to carry cargo from any points in Canada to numerous points through out the world on an air charter basis. The CTA regulates international routes and practices and is authorized to investigate and take action against discriminatory treatment of Canadian carriers abroad. The right of a Canadian carrier to serve foreign points is subject to the CTA's approval and generally requires a bilateral agreement between Canada and the foreign government. The carrier must then be granted the permission of such foreign government to provide specific flights and services. The regulatory environment for global aviation rights may from time to time impair the ability of Service Air to operate its air network in the most efficient manner.

The TC's regulatory authority relates primarily to safety and operational control of air transportation, including aircraft standards and maintenance, personnel and ground facilities, which may from time to time affect the ability of Service Air to operate its aircraft in the most efficient manner. Service Air holds an operating certificate granted by TC and the CTA pursuant to Canadian Aviation Regulation’s (CAR’s).

This certificate is of unlimited duration and remains in effect so long as Service Air maintains its standards of safety and meets the operational requirements of the regulations.

ENVIRONMENTAL

Pursuant to the Aeronautics Act, TC, with the assistance of the Environmental Protection Agency (EPA), is authorized to establish standards governing aircraft noise. Service Air 's proposed aircraft fleet is in compliance with current noise standards of the EPA. Service Air 's aircraft are also subject to, and are in compliance with, the regulations governing engine emissions. In addition to federal regulation of aircraft noise, certain airport operators have local noise regulations which limit aircraft operations by type of aircraft and time of day. These regulations will have a restrictive effect on Service Air Group, Inc.'s aircraft operations in some of the localities where they apply but do not have a material effect on any of Service Air 's significant markets

Federal Government environment regulations impact Service Air ’s operations. In addition to the matters discussed above, Service Air is most directly affected by regulations pertaining to underground storage tanks, hazardous waste handling, vehicle and equipment emissions and the discharge of effluents from properties and equipment owned or operated by Service Air

SEASONALITY OF BUSINESS

Service Air 's cargo business is seasonal in nature. Historically, Domestic and International freight business experiences an increase in February through March and September through November due to Canadian and USA summer and holiday sales. The latter part of Service Air’s third fiscal quarter and summer, being post winter and summer vacation seasons, have traditionally shown lower volumes relative to other periods of the calendar year.

EMPLOYEES

Currently we have no full time employees. We have 4 contract-drivers for our trucking division. However, we have secured 36 pre-screened, qualified prospective employees, who will perform managerial, operational and administrative positions, of which approximately 80% are in British Columbia, Canada. Mr. Jag Dhillon is the President and CEO of the company. Employees of Service Air (Canada) at its international branches and subsidiaries, in the aggregate will represent approximately 20% of all employees. Service Air believes its relationship with its employees would to be excellent.

DESCRIPTION OF PROPERTY

Service Air headquarters are located on the south side , Vancouver International Airport (YVR), in approximately 4,000 square feet of leased space. The lease is competitive for similar facilities in the area. Our office facility contains 2- floors, main floor has lobby, technical & operation control room, crew training room; the top floor is dedicated to administrative activities. We will also rent hangar and maintenance facilities for servicing aircraft at both Vancouver International Airport and in such destination airports as they become necessary.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited financial statements for the fiscal year ended December 31, 2005.

Results Of Operations For Fiscal Year Ended December 31, 2005.

Plan of Operation

The registrant plans to operate in the aviation industry as a commercial cargo airline with some ground operations (Trucking/Hauling) to break even its current operating expenses and pending income from our operating company.

Results of Operation

We did not have any operating income from inception (March 31, 2000) through December 31, 2005. For the fiscal year ended December 31, 2005, the Company has a loss from operations of $13,897, an accumulated deficit of $25,854 and a working capital deficiency of $25,888. Some general and administrative expenses during the quarter were accrued. Expenses for the quarter were comprised of costs mainly associated with legal, accounting and transportation.

Liquidity and Capital Resources

At December 31, 2005, we had no capital resources and will rely upon the issuance of common stock and additional capital contributions from shareholders to fund administrative expenses pending income from our operating company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1.	Equity Stock for Stock

On April 1, 2006, we issued 4,125,000 shares of our common stock to Service Air Group Inc. (Canada) in exchange of 4,125,000 of its Class-B Non-Voting shares without par value. Pursuant to stock exchange agreement, SAG to receive 90% of SAG/CA’s net operating income, to be audited and paid to SAG on an annual basis. The structure was adopted in compliance with the Canada Transportation Agency (CTA) which restricts foreign interest in the control of a Canadian Airline. Under the adopted structure, SAG and its BOD would always retain financial control over its capital and SAGCA and its BOD would permanently retain control over its operations. Our board of directors, with Mr. Mohammad Sultan abstaining, approved the transaction after making a determination that the issuance was reasonable and in the best interest of the company. We anticipate that new subscriptions to SAG will continue to provide working capital contributions for the foreseeable future on the basis of receiving common stock therefore.

2.	Equity Stock for Cash:

On April 20, 2006, we issued a total of 98,000 new shares of our Restricted stock and accepted private placement subscription agreements in an aggregated amount of USD$98,000 at US$1.00 per share. 100% of the proceeds were invested into our operating company to expand its ground fleet and operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our authorized capital consists of 100,000,000 shares of $.0001 par value common stock, and 20,000,000 preferred stock. As of the date of this prospectus we had 9,473,000 shares of common stock issued and outstanding, of which 96.43%, was held by our officers, directors, employees, or affiliates.

There is currently no trading market for our shares, so purchasers of our common stock may find it difficult or impossible to dispose of them. We intend to apply to the National Association of Securities Dealers ("NASD") to have our shares quoted on the Over-the-Counter Bulletin Board

("OTC-BB") electronic quotation system, but we cannot assure you when, if ever, an active trading market in our shares will develop.

Upon the effectiveness of the registration statement of which this prospectus is a part, all 5,750,000 shares of our common stock being registered hereunder will become eligible for resale. We believe that approximately 250,000 shares of our common stock may already be eligible for resale under Rule 144(k) of the Securities Act of 1933. Should a trading market in our stock develop, and should a significant number of these eligible shares be offered for sale, our stock price would likely fall.

Holders of Common Stock

As of the date of this prospectus there were 29 holders, beneficially or of record, of our common stock:

Name of Shareholder	Address of Shareholder	Number of Shares Held
Mohammad Sultan	13093-88Th Ave. Surrey, BC, V3W 3K4	5,000,000
Service Merchants Corp.	9175 Mainwaring Rd. Sidney, B.C. V8L 1J9	250,000
Service Air Canada	5455 Airport Road South, Richmond, BC	4,125,000
Bebi Abadeen	#303-4181 Norfolk St Burnaby B.C. V5G 1E8	5,000
Billy Lo	7322 Goleta Place Burnaby B.C. V5A 1S9	2,000
Dave Evans	4807 47A Ave Delta B.C. V4K1T2	5,000
Michael Whatley	1603-1033 Marinaside Cr Vancouver B.C. V6Z 3A3	1,000
Stanley Van Eyk	10615 238th st Maple Ridge B.C. V2W 1E4	1,000
Selina Van Eyk	10615 238th st Maple Ridge B.C. V2W 1E4	1,000
Kin Wing Cheung	5665 College St Vancouver B.C. V5R 3Z6	5,000
Quang Tu Tran	9920 Bates Rd Richmond B.C. V7A 1E4	3,000
Larry Popil	9842 Waller Court Richmond B.C. V7E5S9	2,000
Minh Tu Tran	9920 Bates Rd Richmond B.C. V7A 1E4	1,000
Nasirdin Mohamed	9542 Dawson Cr Delta B.C. V4C 5H1	2,000
Bashir Hirjee	5751 Minoru Blvd Richmond B.C. V6X 2B1	2,000
Deborah Leroux	#536-202nd Street Langley B.C. V2Z 1V7	5,000
Parmjit Rai	733 East 54th ave Vancouver B.C. V5X 1L8	2,300
Winkie Investments Ltd	4149 Cypress St Vancouver B.C. V6J 3P7	1,000
Ajmal Gundhra	7219 124A street Surrey B.C. V3W 0S9	20,000

Timothy Tucker	11692 Summit Cr. Delta B.C. V4E 2Z5	3,000
Lloyd Ratsoy	2441 139th Street Surrey B.C. V4P 1S2	5,000
Avtar Randhawa	#116-5880 Dover Cr Richmond B.C. V7C 5P5	3,500
Farouk Mohamed	1329 Guildford Town Cenre Surrey B.C. V3R 7B7	3,000
David Martino	9897 Rathburn Dr Burnaby B.C. V3J 7J4	1,200
Chantel Conkin	6775 eustace Rd Sooke B.C. V0S 1N0	2,000
Andrew Horsfall	10612 238th St Maple Ridge B.C. V2W 1E4	1,000
Shelley Horsfall	10612 238th St Maple Ridge B.C. V2W 1E4	1,000
Jolanta Radomski	6093 Sprott St Burnaby B.C. V5G 1T9	10,000
Nicole Marie Anaka	4807 47A Ave Delta B.C. V4K1T2	10,000

Transfer Agent

The Transfer Agent and Registrar for our common stock is Standard Transfer & Trust Co., Inc, Las Vegas, Nevada.

Preferred Stock

As of the date of this memorandum, there are no shares of Preferred Stock outstanding. Under New Jersey law and our Certificate of Incorporation, no action by our stockholders is necessary, and only action of our Board of Directors is required to authorize the issuance of any Preferred Stock. The Board of Directors is authorized to establish one or more classes or series of shares, to designate each class or series and to fix the terms of each class or series, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, the Board of Directors, without stockholder approval, may issue Preferred Stock having rights, preferences, privileges or restrictions, including voting rights, which may be greater than the rights of holders of Common Stock.

Dividend Policy

Holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time from any surplus that we may have. However, we have not paid any cash dividends since our inception, and it is unlikely that we will pay cash dividends on the common stock in the foreseeable future.

EXECUTIVE COMPENSATION

We did not pay salaries or other compensation to directors or officers in either of our two most recent fiscal years. Our board of directors expects to adopt during fiscal 2006 a modest non-cash compensation plan for executive officers in lieu of salaries or other cash compensation.

No funds were set aside or accrued by the Company during fiscal year 2005 or 2004 to provide pension, retirement or similar benefits for directors or executive officers.

FINANCIAL STATEMENTS

Our financial statements as of December 31, 2005 are attached as part of this prospectus.

SERVICE AIR GROUP, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004 AND 2003

Report of Independent Registered Public Accounting Firm

To the Shareholders of Service Air Group Inc.:

We have audited the accompanying balance sheets of Service Air Group Inc. (the “Company”) as at December 31, 2005 2004 and 2003 and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005, in accordance with United States generally accepted accounting principles.

“Staley, Okada & Partners”

Vancouver, BC	STALEY, OKADA & PARTNERS
April 6, 2006	CHARTERED ACCOUNTANTS

Comments By Auditors For U.S. Readers On Canada - U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when financial statements are affected by future events, the outcome of which is indeterminable. As discussed in Note 1, the Company’s continued existence as a going concern is dependent upon the future economic success of its development activities, the Company’s ability to continue to secure adequate financing and the Company achieving a positive cash flow and profitable operations. Our report to the shareholders dated April 6, 2006, is expressed in accordance with Canadian reporting standards, which do not require a reference to such going concern considerations in the auditors’ report when the situation is adequately disclosed in the financial statements.

“Staley, Okada & Partners”

Vancouver, BC	STALEY, OKADA & PARTNERS
April 6, 2006	CHARTERED ACCOUNTANTS

Service Air Group, Inc. (Development Stage Company)	Statement 1
Balance Sheet
As at December 31,
US Funds

ASSETS	2005	2004	2003
Current
Property and equipment (Note 4)	$984	$-	$-
	$984	$-	$-

LIABILITIES
Long-Term
Accounts payable	$-	-	$3,450
Due to SAG Canada (Note 6)	10,638	-	-
Due to Shareholder (Note 6)	15,250	11,006	-
	25,888	11,006	3,450

Stockholders’ Deficit (Note 4)
Common stock, $0.0001 par value, 100,000,000 shares
Preferred stock, $0.0001 par value, 20,000,000 shares
Issued and outstanding
5,250,000 shares of common stock	525	525	525
Additional paid in capital	425	425	425
Deficit	(25,854)	(11,956)	(4,400)
	(24,904)	(11,006)	(3,450)
	$984	$-	$-

ON BEHALF OF THE BOARD:

/s/ Jag Dhillon	, Director

/s/ Mohammad Sultan	, Director

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)	Statement 2
Statement of Operations
For the Years Ended December 31,
US Funds

	2005	2004	2003	Inception to 2005
Expenditures
Automotive	$4,818	$-	$-	$4,818
Amortization	174	-	-	174
Filing and listing fees	4,663	-	-	4,663
Legal and professional	4,243	7,556	1,525	16,200
Loss from operations	13,898	7,556	1,525	25,854
Net Loss for the year	$(13,898)	$(7,556)	$(1,525)	$(25,854)

Statement of Deficit
For the Years Ended December 31,
US Funds

	2005	2004	2003	Inception to 2005
Deficit – Beginning of Year	$(11,956)	$(4,400)	$(2,875)	$-
Net loss	(13,898)	(7,556)	(1,525)	25,854
Deficit – End of Year	$(25,854)	$(11,956)	$(4,400)	$25,854

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)	Statement 3
Statement of Stockholders’ Deficiency
US Funds

Common Stock Shares Amounts	Common Stock Shares Amount		Additional Paid-in Capital	Accumulated Deficit	Total
Inception, March 30, 2000	-	$-	$-	$-	$-
Stock issued for cash at $0.0001 per share	5,000,000	500	-	-	500
Stock issued for cash at $0.001 per share	250,000	25	225	-	250
Development stage net loss	-	-	-	(837)	(837)
Balance December 31, 2000	5,250,000	$525	$225	$(837)	$(87)

Capital contributed by shareholders	-	$-	$124	$-	$124
Development stage net loss	-	-	-	(926)	(926)
Balance December 31, 2001	5,250,000	$525	$349	$(1,763)	$(889)

Capital contributed by shareholders	-	$-	$76	$-	$76
Development stage net loss	-	-	-	(1,112)	(1,112)
Balance December 31, 2002	5,250,000	$525	$425	$(2,875)	$(1,925)

Development stage net loss	-	-	-	(1,525)	(1,525)
Balance December 31, 2003	5,250,000	$525	$425	$(4,400)	$(3,450)

Development stage net loss	-	-	-	(7,556)	(7,556)
Balance December 31, 2004	5,250,000	$525	$425	$(11,956)	$(11,006)

Development stage net loss	-	-	-	(13,898)	(13,898)
Balance December 31, 2005	5,250,000	$525	$425	$(25,854)	$(24,904)

-See Accompanying Notes –

Service Air Group, Inc. (Development Stage Company)	Statement 4
Statement of Cash Flows
For the Years Ended December 31,
US Funds

	2005	2004	2003	Inception to 2005
Cash flows from operating activities
Net loss for the year	$(13,897)	$(7,556)	$(1,525)	$(25,854)
Changes in working capital	-	-	1,525	3,451
	(13,897)	(7,556)	-	(22,403)

Cash flows from financing activities
Proceeds from sale of Common stock	$-	$-	$-	$750
Shareholder capital contribution	-	-	-	200
Advances from related party	14,881	7,556	-	22,437

Cash flows from investing activities
Purchase of equipment	(984)	-	-	(984)
Increase (Decrease) in Cash	-	-	-	-
Cash position – Beginning of year	-	-	-	-
Cash position – End of Year	$-	$-	$-	$-

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

1.	Organization and Going Concern

Service Air Group, Inc. (“the Company”) was incorporated on March 31, 2000 in the State of New Jersey. The Company was incorporated under the name of Segway V Corp and on January 27, 2004 the Company changed its name to Service Air Group, Inc. The Company’s fiscal year end is December 31 with its initial period being from March 31, 2000 to December 31, 2000.

The Company is considered to be in the initial development stage and has incurred losses since inception. To date the Company has had no business operations and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business.

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future. As at December 31, 2005, the Company has a loss from operations of $13,897, an accumulated deficit of $25,854 and a working capital deficiency of $25,888. The Company intends to fund operations through equity financing agreements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

Thereafter, the Company will be required to seek additional funds, either through debt and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there has been no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

a)	Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

b)	Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Non-monetary assets and liabilities, and equity at historical rates, and

iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

2.	Significant Accounting Policies - Continued

c)	Use of Estimates and Assumptions

Preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Cash and Cash Equivalent

The Company considers all liquid investments, with an original maturity of 90 days or less when purchased, to be cash equivalents.

e)	Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the declining balance method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred, as are any items purchased which are below the Company’s capitalization threshold of $1,000.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

f)	Obligations under Capital Lease

Leases are classified as either capital or operating. Leases that transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded along with its related long-term financing obligation, net of interest. Interest on capital lease financing is expensed as financing payments are made. Payments made under operating leases are expensed as incurred.

g)	Environmental

The Company conducts its operations in a manner to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations.

h)	Capital Stock

Capital stock issued for non-monetary consideration is recorded at an amount based on fair market value as determined by the board of directors.

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

2.	Significant Accounting Policies - Continued

i)	Stock Based Compensation

Effective from fiscal 2004, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. The adoption of this accounting policy did not have any effect on prior periods.

j)	Loss per Share

Basic loss per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.

k)	Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

3.	Financial Instruments

The carrying values of the Company’s financial instruments consisting of accounts payable, and amounts due to related parties, materially approximate their respective fair values at each balance sheet date due to the immediate or short-term maturity of these instruments

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

4.	Equipment

	Cost	Accumulated Amortization	2005 Net Book Value	2004 Net Book Value
Computer Equipment	$1,158	$174	$984	$-
	$1,158	$174	$984	$-

5.	Capital Stock

a)	The Company’s capitalization is 100,000,000 shares of common stock with a par value of $0.0001 per share and 20,000,000 shares of preferred stock with a par value of $0.0001 per share.

b)	The Company has 5,250,000 common shares issued and outstanding.

c)	The Company has not granted any stock options and has not recorded any stock-based compensation.

6.	Related Party Transactions

As of December 31, 2005, the Company had owing to a director and officer payables in the amount of $23,024 (2004 - $9,831, 2003 - $nil). The director and officer have agreed to defer payment indefinitely and there are no interest terms.

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount or consideration established and agreed to by the related parties.

7.	Income Taxes

The Company has accumulated net operating losses for U.S. federal income tax purposes of approximately $25,000, which may be carried forward and used to reduce taxable income of future years. These losses expire between 2020 and 2025.

	2005	2004	2003
Loss before income taxes for accounting and tax purposes	$(13,897)	$(7,556)	$(1,525)
Tax rate	35%	35%	35%
Expected tax recovery for the year	(4,864)	(2,645)	(534)
Valuation allowance	4,864	2,645	534
Tax recovery for the year	$-	$-	$-

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2005, 2004 and 2003
US Funds

8.	Subsequent Events

On April 1, 2006, Service Air Group, Inc. Canada (“SAGCA”), a Canadian corporation, completed with the Company the reverse acquisition under a Stock Exchange Agreement (“RTO”) dated April 1, 2006 with a closing date set on or before April 15, 2006.

Pursuant to the agreement, the Company issued to SAGCA 4,125,000 shares in its common stock for 4,125,000 Class B non-voting common stock of SAGCA. Further to the agreement, the Company will receive 90% of the net income after tax from SAGCA as a dividend and agrees to provide US$4,975,000 in working capital and either lease or purchase an Aircraft at a minimum of US$10,000,000.

Immediately before the date of the RTO, the Company had 100,000,000 common stock and 20,000,000 preferred stock authorized, with 5,250,000 shares of common stock issued and outstanding, while no preferred stock was issued and outstanding. Pursuant to the RTO, an additional 4,125,000 shares of the Company’s common stock were issued to SAGCA and 4,125,000 newly issued shares of class B non-voting common stock of SAGCA were issued to the Company. Immediately after the RTO, the management of SAGCA took control of the board and officer positions of the Company, constituting a change of control. Because the former owners of SAGCA gained control of the Company, the transaction would normally have been considered a purchase by the Company. However, since the Company was not a business, the transaction was not considered to be a business combination. Instead, the transaction was accounted for as a recapitalization of SAGCA and the issuance of stock by the Company for the assets and liabilities of the Company. The value of the net assets of the Company acquired by SAGCA was the same as their historical book value, being $525.

SERVICE AIR GROUP, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

31 DECEMBER 2005 AND 2004

AUDITORS’ REPORT

To the Shareholders of Service Air Group, Inc.:

We have audited the balance sheets of Service Air Group, Inc. (the “Company”) as at 31 December 2005 and 2004 and the statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at 31 December 2005 and 2004 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

“Staley, Okada & Partners”

Vancouver, BC	STALEY, OKADA & PARTNERS
6 April 2006	CHARTERED ACCOUNTANTS

Service Air Group, Inc. (A Development Stage Company)	Statement 1
Balance Sheets
As at 31 December
Canadian Funds

ASSETS	2005	2004
Current
Cash	$15,060	$53,936
Accounts receivable	15,622	3,742
Prepaid	1,574	1,574
	32,256	59,252

Property and Equipment (Note 5)	312,685	85,926

Policy and Training Manuals	1	1
License Fees	1	1
	$344,943	$145,180

LIABILITIES
Current
Accounts payable and accrued liabilities	26,482	3,468
Current portion of lease obligation	35,753	-
Current portion of loan payable	6,800	6,646
	69,035	10,114

Due to Shareholders (Note 3, 7a)	1,212,103	1,201,742

Due to Related Parties (Note 7b)	67,576	-

Long-Term Loan Payable (Note 9)	28,528	20,448

Lease Liability (Note 10)	160,509	-
	1,468,716	1,222,190

Continued Operations (Note 1)

SHAREHOLDERS’ EQUITY
Share Capital (Note 6)	100	100
Retained Earnings	(1,192,908)	(1,087,224)
	(1,192,808)	(1,087,124)
	$344,943	$145,180

- See Accompanying Notes -

Service Air Group, Inc. (A Development Stage Company)	Statement 2
Statement of Operations and Deficit
For the Years Ended 31 December
Canadian Funds

	2005	2004	2003
Sales Revenue	$39,195	$-	$-

Direct Costs	(33,691)	-	-
Gross Profit	5,504	-	-

General and Administrative Expenses
Amortization	43,100	29,130	25,410
Rent	36,963	34,660	27,215
Interest on long term debt	2,189	-	-
Other expenses	34,373	74,038	74,815
	116,625	137,828	127,440
Loss before the Undernoted	(111,121)	(137,828)	(127,440)
Gain on disposal	5,437	-	-
Loss on impairment	-	(178,068)	-
Net Loss for the Year	$(105,684)	(315,896)	(127,440)

Deficit - Beginning of Year	$(1,087,224)	(771,328)	(643,888)
Net Loss for the year	(105,684)	(315,896)	(127,440)
Deficit - End of Year	$(1,192,908)	$(1,087,224)	$(771,328)

- See Accompanying Notes -

Service Air Group, Inc. (A Development Stage Company)	Statement 3
Statement of Cash Flows
For the Years ended 31 December
Canadian Funds

	2005	2004	2003
Cash Flows from Operating Activities
Net loss for the year	$(105,684)	$(315,896)	$(127,440)
Items not affecting cash
Changes in working capital	11,134	(39,144)	43,962
Loss on impairment	-	178,068	-
Amortization	43,100	25,410	25,410
	(51,450)	(151,562)	(58,068)

Cash Flows from Financing Activities
Advances from (to) related party	77,937	213,364	(1,000)
Capital lease payments	(54,308)
Due to shareholders	-	-	141,527
	23,629	213,364	140,527

Cash Flows from Investing Activities
Equipment expenditures	(19,289)	-	(159,892)
Loan payable	8,234	(6,646)	33,740
	(11,055)	(6,646)	(126,152)

Increase (Decrease) in Cash	(38,876)	55,156	(43,693)
Cash position - Beginning of year	53,936	(1,220)	42,473
Cash position - End of Year	$15,060	$53,936	$(1,220)

- See Accompanying Notes -

Service Air Group, Inc. (A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004
Canadian Funds

1.	Continued Operations

Service Air Group Inc. (“the Company”) was incorporated on January 5, 1995 in the Province of British Columbia. The Company’s fiscal year end is December 31 with its initial period being from January 5, 1995 to December 31, 1995.

The Company is considered to be in the initial development stage and has incurred losses since inception. To date the Company has had no business operations and was organized for the purpose of becoming an international airfreight provider.

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future. As at December 31, 2005, the Company has a loss from operations of $105,684, an accumulated deficit of $1,192,908 and a working capital deficiency of $36,779. The Company intends to fund operations through equity financing agreements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

Thereafter, the Company will be required to seek additional funds, either through debt and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there has been no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Accounting Policies

a)	Basis of Presentation

These financial statements are presented in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles.

b)	Foreign Currency Translation

The Company’s functional and reporting currency is the Canadian dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Non-monetary assets and liabilities, and equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Service Air Group, Inc. (A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004
Canadian Funds

2.	Accounting Policies - Continued

c)	Use of Estimates and Assumptions

Preparation of the Company’s financial statements in conformity with generally accepted accounting principles in Canada requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Cash and Cash Equivalent

The Company considers all liquid investments, with an original maturity of 90 days or less when purchased, to be cash equivalents.

e)	Property and Equipment

Property and equipment are stated at cost. Amortization is computed using the declining balance method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred, as are any items purchased which are below the Company’s capitalization threshold of $1,000.

For assets sold or otherwise disposed of, the cost and related accumulated amortization are removed from the accounts, and any related gain or loss is reflected in income for the period.

f)	Obligations under Capital Lease

Leases are classified as either capital or operating. Leases that transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded along with its related long-term financing obligation, net of interest. Interest on capital lease financing is expensed as financing payments are made. Payments made under operating leases are expensed as incurred.

g)	Environmental

The Company conducts its operations in a manner to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations.

h)	Share Capital

Share capital issued for non-monetary consideration is recorded at an amount based on fair market value as determined by the board of directors.

Service Air Group, Inc. (A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004
Canadian Funds

2.	Accounting Policies - Continued

i)	Stock Based Compensation

All stock-based awards made to employees and non-employees are measured and recognized using a fair value based method. For employees, the fair value of the options is measured at the date of the grant. For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable. For employees and non-employees, the fair value of the options is accrued and charged to operations, with the offsetting credit to contributed surplus, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

j)	Loss per Share

Basic earnings (loss) per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.

k)	Variable Interest Entities

Accounting Guideline 15 defines Variable Interest Entities (“VIE”) as entities that have insufficient equity to fund their activities without additional financing or where their investors lack one or more specified essential characteristics of a controlling financial interest. The standard provides guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. During the year the Company completed its evaluation and concluded that it has no VIE’s.

l)	Impairment

Long-lived assets are evaluated for impairment at the end of each reporting period or more frequently when changes in circumstances indicate that those carrying values may not be recoverable. Estimated undiscounted future net cash flows for long-lived assets are subject to risks and uncertainties and are calculated using estimated values. It is reasonable that changes in estimates could occur, which may affect the expected recoverability of these assets. If it is determined that the carrying value exceeds estimated undiscounted future net cash flows, then a write-down to fair value would be recorded, with a charge to operations.

Service Air Group, Inc. (A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004
Canadian Funds

2.	Accounting Policies - Continued

m)	Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

3.	Due from Shareholders

The amounts due from shareholders are non-interest bearing and have no fixed terms of repayment, accordingly they are classified as long-term in the financial statements.

4.	Financial Instruments

The carrying values of the Company’s financial instruments consisting of cash, accounts receivable, accounts payable, materially approximate their respective fair values at each balance sheet date due to the immediate or short-term maturity of these instruments

Service Air Group, Inc. (A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004
Canadian Funds

5.	Property and Equipment

Details are as follows:

	2005 Cost	2005 Accumulated Amortization	2005 Net Book Value
Office furniture and computers	$43,449	$23,085	$20,365
Vehicle	37,282	5,592	31,670
Asset under capital lease – truck #1	125,500	7,844	117,656
Asset under capital lease – truck #2	125,300	7,831	117,469
Leasehold improvements	63,762	38,256	25,607
	$395,293	$82,608	$312,685

	2004 Cost	2004 Accumulated Amortization	2004 Net Book Value
Office furniture and computers	$43,449	$17,219	$26,230
Vehicle	36,031	14,593	21,438
Leasehold improvements	63,762	25,504	38,258
	$143,242	$57,316	$85,926

6.	Share Capital

a)	The Company’s capitalization is 10,000,000 Class A common voting shares without par value and 10,000,000 Class B non-voting shares without par value.

b)	The Company has 100 Class A shares issued and outstanding.

c)	The Company has not granted any stock options and has not recorded any stock-based compensation.

7.	Related Party Transactions

a)

As of 31 December 2005, the Company had owing to a director and officer or a company, owned and controlled by a director and officer, payables in the amount of $1,212,103 (2004 - $1,201,742). The director and officer or company, owned and controlled by a director and officer, have agreed to defer payment indefinitely and there are no interest terms.

Service Air Group, Inc. (A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004
Canadian Funds

7.	Related Party Transactions - Continued

b)

As of 31 December 2005, the company had owing to a director and officer or a company, owned and controlled by a director and officer, payables in the amount of $67,756 (2004 - $Nil). The director and officer or company, owned and controlled by a director and officer, have agreed to defer payment indefinitely and there is no interest term.

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount or consideration established and agreed to by the related parties.

8.	Policy Training Manual and License Fees

The Company recognized a loss on impairment of Policy Training Manual and License Fees during the year ended 31 December 2004. The manuals and licences are required for future operations and are being maintained in good standing. The fair value of those assets was based on the costs of compiling them as incurred over time by the Company. The company does not currently have sufficient cash flows and accordingly has recorded a loss on impairment.

9.	Long-term debt

Details are as follows:

	2005	2004
Auto loan, bearing interest at 6.8% per annum, repayable in monthly payments of $749. The loan matures on July 18, 2010 and is secured by a charge on the vehicle.	$35,328	$27,094

Amounts payable within one year	(6,800)	(6,646)
	$28,528	$20,448

10.	Lease liability

The Company is committed under two capital leases for vehicles for periods extending to October 2010. The leases bear interest rates of 5.96% and 6.84% respectively and are payable in monthly instalments of $1,717 and $2,231 respectively. They are secured by the related vehicles.

Service Air Group, Inc. (A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004
Canadian Funds

10.	Lease liability - Continued

Details are as follows:

	2005	2004
Truck #1	$86,343	$-
Truck #2	109,919	-
	196,262	-
Amounts payable within one year:
Truck #1	(15,886)	-
Truck #2	(19,867)	-
	$160,509	$-

11.	Income Taxes

The Company has accumulated net operating losses for Canadian federal income tax purposes of approximately $1,190,000, which may be carried forward and used to reduce taxable income of future years. These losses expire between 2006 and 2015.

The Company has accumulated net operating losses for U.S. federal income tax purposes of approximately $1,190,000, which may be carried forward and used to reduce taxable income of future years. These losses expire between 2020 and 2025.

	2005	2004	2003
Loss before income taxes for accounting and tax purposes	$(105,684)	$(315,986)	$(127,440)
Adjustments for non deductible losses	-	178,068	-
	(105,684)	(137,918)	(127,440)
Tax rate	35%	35%	35%
Expected tax recovery for the year	(36,989)	(48,271)	(44,604)
Valuation allowance	36,989	48,271	44,604
Tax recovery for the year	$-	$-	$-

Service Air Group, Inc. (A Development Stage Company)
Notes to Financial Statements
December 31, 2005 and 2004
Canadian Funds

12.	Commitment

The Company has an agreement to lease office space until 31 December 2006, with a net annual lease commitment of approximately $37,000.

13.	Subsequent Events

On 15 April 2006, Service Air Group, Inc. Canada (“SAGCA”) completed with the Service Air USA (SAGUS) a reverse acquisition under a Stock Exchange Agreement (“RTO”) dated 1 April 2006 with a closing date set on or before 15 April 2006.

Pursuant to the agreement, SAGCA issued to the shareholders of Service Air USA 4,125,000 of its class B non-voting common shares for 4,125,000 shares of common stock of Service Air USA. Further to the agreement, the SAGCA will dividend 90% of its net income after tax to SAGUS. SAGUSA agrees to provide the Company with US$4,975,000 in working capital and will either lease or purchase an Aircraft at a minimum of US$10,000,000.

Immediately before the date of the RTO, the Company had 10,000,000 Class A common voting shares and 10,000,000 class B non-voting common shares authorized, with 100 class A shares issued and outstanding, while no class B shares were issued and outstanding. Pursuant to the RTO, an additional 4,125,000 class B shares of the Company’s common stock were issued to Service Air USA and 4,125,000 shares of common stock of Service Air USA were assigned to the Company.

Immediately after the RTO, the management of the Company took control of the board and officer positions of Service Air USA, constituting a change of control. Because the former owners of the Company gained control of Service Air USA, the transaction would normally have been considered a purchase by Service Air USA. However, since Service Air USA was not a business, the transaction was not considered to be a business combination. Instead, the transaction was accounted for as a recapitalization of the Company and the issuance of stock by Service Air USA for the assets and liabilities of Service Air USA. The value of the net assets of Service Air USA acquired by the Company was the same as their historical book value, being $525.

Service Air Group, Inc.
Statement of Financial Position
As at 1 January 2006
Unaudited - prepared by management
US Funds	Service Air Group, Inc. (USA)	Service Air Group, Inc. (Canada)	Pro Forma Adjustments and Eliminating Entries (Note 2)	Pro Forma Consolidated Service Air Group, Inc.

ASSETS
Current
Cash	$-	$12,949	$-	$12,949
Affiliated intercompany receivable	-	13,432	-	13,432
Prepaid	-	1,353	-	1,353
	-	27,734	-	27,734
Fixed Assets	984	268,861	-	269,845
Aviation policy and training manuals	-	1	-	1
License fees	-	1	-	1
Advances to related parties	-		-	-
	$984	$296,597	$-	$297,581

LIABILITIES
Current
Accounts payable and accrued liabilities	$3,450	$22,768	$-	$26,218
Due to SAG Canada	10,638	-	(10,637)	1
Due to Shareholder	11,800	-	-	11,800
Due to related parties	-		-	-
Current portion of lease obligation	-	30,742	-	30,742
Current portion of loan payable	-	5,847	-	5,847
	25,888	59,357	(10,637)	74,608
Lease liability	-	138,013	-	138,013
Long term loan payable	-	24,530	-	24,530
Due to shareholders	-	1,100,326	10,637	1,110,963
Stockholders' equity (Deficiency)				-
Share Capital (Note 1)	525	86	(525)	86
Comprehensive Income		(3,624)		(3,624)
Additional paid in capital (note 1)	425	-	(425)	-
Deficit	(25,854)	(1,022,091)	950	(1,046,995)
	(24,904)	(1,025,629)	-	(1,050,533)

	$984	$296,597	$-	$297,581

Approved on behalf of the Board

Director: /s/ Mohammad Sultan

Service Air Group, Inc (A Development Stage Company)
Notes to Pro Forma Consolidated Financial Statements
December 31 2005
Expressed in U.S. Funds
Unaudited - Prepared by Management

1.	Proposed Arrangement and Basis of Presentation

The accompanying pro forma consolidated financial statements have been compiled for purposes of inclusion in the 8K filing relating to the recapitalization of Service Air Group, Inc. (Canada) (“SAGCA”) in a reverse take over of Service Air Group, Inc. (USA) (“SAG’), through the issuance 4,125,000 common group “B” non-voting shares. As consideration SAG issued 4,125,000 common shares.

The pro forma consolidated balance sheet should be read in conjunction with the historical financial statements of each entity. The audited balance sheet of SAGUS as at December 31, 2005 and the audited balance sheet of SAGCA as at December 31, 2005 were used in the preparation of the pro forma consolidated balance sheet as at January 01, 2006 and the pro forma consolidated loss per share for the year-ended December 31, 2005.

Because the former owners of SAGCA end up with effective control of SAGUS, the transaction would normally be considered a purchase by SAGCA. However, since SAGUS is not a business, the transaction is not a business combination. Instead, the transaction was accounted for as a recapitalization of SAGCA and the issuance of stock by the SAGCA for the assets and liabilities of the SAGUS. The value of the net assets of the SAGUS acquired by SAGCA was the same as their historical book value, being $525.

SAGCA’s statement of stockholders’ equity before accounting for the transaction is as follows:

	Common Stock Shares	Common Stock Amount	Deficit Accumulated During the Development Stage	Comprehensive Income	Total
Common stock issued for cash at 1.00 per share – January 05, 1995	100	$86	$-	$-	$86
Net income	-	-	-	-	-
Balance - December 31, 2004	100	86	904,512	-	904,598
Net loss	-	-	87,248	-	87,248
Balance - December 31, 2005	100	86	991,760	-	991,760

Service Air Group, Inc. (A Development Stage Company)
Notes to Pro Forma Consolidated Financial Statements
December 31 2005
Expressed in U.S. Funds
Unaudited - Prepared by Management

1.	Proposed Arrangement and Basis of Presentation - Continued

The financial statements in the filings of SAGUS become those of SAGCA. Restated for the transaction, the consolidated equity accounts are as follows:

	Common Stock Shares	Common Stock Amount	Deficit Accumulated During the Development Stage	Comprehensive Income	Total
Common stock issued for cash at 1.00 per share – January 05, 1995	100	$86	$-	$-	$86
Net income	-	-	-	-	-
Balance - December 31, 2004	100	86	904,512	-	904,598
Net loss	-	-	87,248	-	87,248
Foreign exchange gain	-	-	-	3,623	3,623
Balance pre-acquisition	100	86	991,760	3,623	995,469

Acquisition of assets of SAGCA	4,125,000	355			355
Balance - December 31, 2005	4,125,100	441	991,760	3,623	995,824

2. Pro forma adjustments

The pro forma consolidated balance sheet as at December 31 2005 has been prepared assuming that the transaction related to the arrangement occurred on December 31 2005.

The pro forma consolidated financial statements give effect to the acquisition of SAGUS (at net book value) and the related elimination of the share capital and deficit of SAGUS.

3.	Pro forma Loss Per Share

Assuming that the arrangement occurred on January 1 2005 the pro forma loss per share would be as follows:

Loss for the period
SAGUS	$(13,897)
SAGCA	(87,248)
$(101,145)
Weighted Average number of shares	4,125,100
Pro forma loss per share	$(0.07)

The pro forma consolidated loss per share is not necessarily indicative of the results of operations that would have been attained had the acquisition taken place as at 1 January 2005 and does not purport to be indicative of the effects that may be expected to occur in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURES

On March 31, 2006, the board of directors appointed the firm of Staley, Okada & Partners (Chartered Accountants) to be the company's certifying accountants for the fiscal year ending 2003, 2004 and 2005.

The reports of Staley, Okada & Partners for the fiscal years ended Dec 31, 2005, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion. During such fiscal years, and subsequent interim periods through the date of this prospectus, there were no disagreements between us and Staley, Okada & Partners on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved, would have caused the auditors to include in their report a reference to the subject matter of such disagreement.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 covering the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving SERVICE AIR, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may inspect the registration statement and exhibits and schedules filed with the SEC at its principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the SEC via the Internet. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy statements and information regarding companies that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FORWARD-LOOKING STATEMENTS

In order to help you understand our business, we have at times used forward-looking statements in this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the ability of our products to gain market acceptance, stability of the regulatory environment, our ability to establish and sustain beneficial relationships with sales reps and provider organizations, and others. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should," or "anticipates," or their negative forms, or other variations on them, or by their proximity to discussions of strategies that involve risks and uncertainties. When reading these forward-looking statements, you should recognize that they:

•	Discuss our future expectations, which may or may not come to pass;

•	Imply projections of our future operating results or financial condition that could vary;

•	State other forward-looking information.

We think discussing our future expectations can be valuable to you; however, you should consider the prospect of events occurring in the future over which we have no control, and the possibility of conditions arising that we could not accurately predict.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 – Indemnification of Directors and Officers.

Our Articles of Incorporation contain provisions that limit the liability of directors in certain instances. As permitted by the New Jersey General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect liability for any breach of a director's duty to us or our stockholders that involve (i) intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of New Jersey General Corporate Laws.

Item 25 – Other Expenses of Issuance and Distribution

The following table sets forth the approximate amount of expenses we incurred in connection with this offering. Underwriting fees or discounts, commissions, or other costs of transacting sales of the shares will be borne by the selling shareholders.

SEC registration fee	$3,500
Printing	1,500
Legal fees and expenses	12,500
Other contingent costs	7,500
Total	$25,000

Item 26 – Recent Sales of Unregistered Securities

The following securities were sold by officers of the Company without the use of an underwriter. In effecting the sales, we relied on the exemption authority provided by Section 4(2) of the Securities Act of 1933, as amended, relating to sales not involving any public offering, and/or on Regulation D. We believe that all such sales were made by our executive officers in private, negotiated transactions without any advertising, public announcements or general solicitation. The purchasers of the shares represented themselves in writing to be, and the company believes them to be, members of one or more of the following classes:

a.	Officers, directors, promoters or control persons of the issuer; or
b.	Individuals or entities who are accredited investors as defined in Rule 501 of Regulation D under the Securities Act of 1933; or
c.	Individuals who:

i.	Are knowledgeable and sophisticated in investment matters;
ii.	Are able to assess the risks of an investment such as in our securities;
iii.	Are financially able to bear the risk of a loss of their entire investment; and
iv.	Have access to pertinent information regarding the issuer and its operations.

The shares are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear a legend to that effect.

The recent sale of the 98,000 restricted common shares was conducted under the above described exemption from registration.

Employee Stock Benefit Plan - At present, we have no employee stock benefit plan. We intend to adopt a plan in the future.

Item 27 – Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	Description

5.1	Opinion re: Legality
23.1	Consent of Staley, Okada & Partners, CA
23.2	Consent of Isaac B. Morley, Esq. (included in Exhibit 5.1)

Item 28 – Undertakings

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SERVICE AIR GROUP, INC.

Dated: May 18, 2006	/s/ Jag Dhillon

President, Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Isaac B. Morley and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Jag S. Dhillon	President, Chief Executive	May 18, 2006
Officer, Director

/s/ Mohammad Sultan	Chief Financial Officer, Director	May 18, 2006